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                              CARDIAC SCIENCE, INC.

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is dated as of December 31, 2002, by and between RAYMOND W. COHEN ("Employee") and CARDIAC SCIENCE, INC., a Delaware corporation whose headquarters offices are at 16931 Millikan Avenue, Irvine, California, (together with its successors and assigns, the "Company"). Employee and the Company together shall be referred to as the "Parties" and separately shall be referred to as a "Party."

        1. Term of Agreement. This Agreement shall commence on the date hereof and shall be effective through December 31, 2005 (the "Original Term"). This Agreement shall automatically renew on January 1 of each year thereafter for successive 12-month periods (such period, or periods, being the "Additional Term") unless at least 90 days prior to any such January 1 either Party gives written notice to the other Party as provided in Section 11(c) hereof that this Agreement is not to renew or unless either Party earlier terminates this Agreement pursuant to Section 7 hereof. The Original Term and the Additional Term, if applicable, shall be referred to as the "Term."

        2.      Positions and Duties.

                (a) Positions. Employee shall serve as President and Chief Executive Officer of the Company and it is the intention of the Parties that, throughout the Term, he shall also be a member of its Board of Directors (the "Board"), and as such shall have responsibility for the duties typically associated with such positions in a company the nature and size of the Company and shall report directly to the Board.

                (b) Obligations to the Company. During the Term, Employee agrees to use his best reasonable efforts to perform to the best of his ability and experience the duties and obligations reasonably required of and from Employee pursuant to the terms hereof. During the Term, Employee further agrees that he shall devote substantially all of his business time and attention to the business of the Company. Nothing herein shall preclude Employee from (i) serving on the boards of a reasonable number of other business entities, trade associations, and/or civic or charitable organizations, (ii) engaging in charitable activities and community affairs and (iii) managing his personal investments and affairs, provided that such activities do not conflict or materially interfere with the effective discharge of his duties and responsibilities under this Section 2.

        3. At-Will Employment. The Company and Employee acknowledge that Employee's employment, subject to the provisions of Section 7 below, may be terminated by either Party at any time for any or no reason. The rights and duties created by this Section 3 may not be modified in any way except by a written agreement executed by both Parties in accordance with Section 11(b) hereof.

        4. Compensation. For the duties and services to be performed by Employee hereunder and pursuant to this Agreement, the Company shall pay Employee, and Employee agrees to accept, the salary, stock options, bonuses and other benefits described below in this Section 4 subject to such future changes as are consistent with the terms of this Agreement.

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                (a)     Salary. Employee shall receive an annual base salary of
$349,500 ("Base Salary") for 2003, payable pursuant to the Company's normal payroll practices. Employee's Base Salary shall be increased five percent (5%) per year thereafter for the remainder of the Term. After any increase, the term "Base Salary" as utilized in this Agreement shall thereafter refer to the increased amount.

                (b) Bonuses. Employee's entitlement to incentive bonuses from the Company is based upon the extent to which Employee's individual performance objectives and the Company's financial and non-financial objectives are achieved during the applicable bonus period. Employee's entitlement to an incentive bonus shall be determined on a basis consistent with that applied to other senior-level executives of the Company.

        Employee's Minimum Target Bonus shall be as follows:

                                             Percentage of Base Salary
                                             -------------------------

                        2003-2005                       70%

Prior to the end of the first quarter of the relevant calendar year, Employee's performance goals shall be reviewed by the Board with Employee and a set of performance goals shall be agreed upon for that year. If performance exceeds targets, the Board shall have the discretion to increase the actual bonus from the Target Bonus based upon such performance, up to a maximum of 100% of Employee's Base Salary.

        Any bonus shall be paid when other senior-level executives of the Company are paid their bonuses, but in no event later than ninety (90) days after the end of the bonus period for which it is payable.

                (c) Additional Benefits. Employee shall be eligible to participate, on a basis at least as favorable as applied to other senior-level executives of the Company, in the Company's employee benefit plans of general application, including, without limitation, those plans providing medical, disability and life insurance, in accordance with the rules established for individual participation in any such plan and under applicable law. Employee shall be entitled to the use of a Company vehicle for which the Employee shall reimburse the Company for lease costs exceeding $1,000 per month. Employee shall receive six (6) weeks paid vacation per year, which shall be taken at such times as are consistent with the needs of the Company. Employee shall be eligible for
(i) a disability benefit amount of no less than 60% of his Base Salary as provided in Section 7(b)(iv) hereof and (ii) Company-paid life insurance with a benefit amount of at least one (1) times his Base Salary determined as of each January 1st during the Term. Employee shall be eligible for sick leave in accordance with the policies in effect during the term of this Agreement and shall receive such other benefits as the Company generally provides to its other senior-level executives on terms no less favorable than provided to such executives.

                (d) Stock Options and Other Incentive Programs. Employee shall be eligible to participate in any stock option or other incentive programs available to officers or employees of the Company on a basis at least as favorable as other senior-level executives of the Company.

                (e) Reimbursement of Expenses. Employee shall be authorized to incur on behalf and for the benefit of, and shall be reimbursed by, the Company for customary and reasonable

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business expenses. In addition, Employee shall be reimbursed for the legal fees and other expenses incurred by him in the negotiation and preparation of this Agreement.

        5.      Confidential Information.

                (a) Employee acknowledges that, because of his employment hereunder, he shall be in a confidential relationship with the Company and shall have access to confidential information and trade secrets of the Company (collectively "Confidential Information") as follows:

                        (i) all Company information related to customers of the Company, including, without limitation, customer lists, the identities, needs, and preferences of existing, past or prospective customers, prices charged or proposed to be charged to customers, customer contacts, special customer requirements and all related information;

                        (ii) Company marketing plans, materials and techniques; and

                        (iii) all know-how, devices, compilations of information, copyrightable or patentable material and technology and technical information of the Company, relating to the business of the Company.

                (b) Employee agrees that except in the course of performing his duties for the Company, Employee shall not use for his own benefit or disclose to any third-party Confidential Information acquired by reason of his employment under this Agreement or his former status as officer of the Company. Employee further agrees that at all times after the termination of his employment with the Company he shall not directly or indirectly use, disclose, or otherwise exploit any Confidential Information. Anything herein to the contrary notwithstanding, the provisions of this Section 5 shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order Employee to disclose or make accessible any information, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (iii) as to Confidential Information that is known to the public or within the relevant trade or industry other than due to Employee's violation of this Section 5.

                (c) This Section 5 shall survive termination of this Agreement.

        6.      Company Property.

                (a) Any patents, inventions, discoveries, applications or processes, software and computer programs devised, planned, applied, created, discovered or invented by Employee in the course of his employment under this Agreement and which pertain to any aspect of the business of the Company, or its subsidiaries or affiliates, shall be the sole and absolute property of the Company, and Employee shall make prompt report thereof to the Company and, at Company's sole expense, promptly execute any and all documents reasonably requested to assure the Company the full and complete ownership thereof.

                (b) All records, files, lists, drawings, documents, equipment and similar items relating to the Company's business which Employee shall prepare or receive from the Company during the course of Employee's employment shall remain the Company's sole and exclusive property. Upon termination of this Agreement, Employee shall return promptly to the Company all

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property of the Company in his possession and Employee represents that he shall not copy, or cause to be copied, printed, summarized or compiled, any software, documents or other materials originating with and/or belonging to the Company. Employee further represents that he shall not retain in his possession any such software, documents or other materials in machine or human readable forms. Anything herein to the contrary notwithstanding, Employee shall be entitled to retain (i) a home computer and any other home office or personal equipment, (ii) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and Rolodexes, personal files and phone books, (iii) information showing his compensation or relating to reimbursement of expenses, (iv) information that he reasonably believes may be needed for tax purposes, (v) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company and (vi) minutes, presentation materials and personal notes from any meeting of the Board, or any committee thereof, while he was a member of the Board.

                (c) This Section 6 shall survive termination of this Agreement.

        7.      Termination of Employment and Severance Benefits.

                (a) Termination of Employment. Employee's employment shall terminate upon his death, or upon the occurrence of any of the following:

                        (i) The effective date of a written notice sent to the Company from Employee stating that Employee is electing to terminate his employment with the Company other than as a result of a "Constructive Termination" (as defined in Section 9(b) below) or "Disability" (as defined in Section 9(c) below) ("Voluntary Termination");

                        (ii) The effective date of a written notice sent to Employee from the Company stating the Company's termination of Employee's employment without Cause (as defined in Section 9(a) below), which, subject to
Section 7(b) below, may be made by the Company at any time at the Company's sole discretion, for any reason or no reason ("Termination Without Cause");

                        (iii) The effective date of a written notice sent to the Company from Employee stating that Employee is terminating his employment with the Company due to Employee's Constructive Termination (as defined in Section 9(b) below);

                        (iv) The effective date of a written notice sent to Employee by the Company stating the Company's termination of Employee's employment for Cause in accordance with Section 9(a) below ("Termination for Cause"); or

                        (v) The effective date of a written notice sent by either Party to the other Party stating Employee's termination of employment with the Company due to Disability (as defined in Section 9(c) below).

                (b) Severance Benefits. Employee shall be entitled to receive severance benefits upon termination of employment as set forth in this
Section 7(b).

                        (i) Voluntary Termination. If Employee terminates his employment by Voluntary Termination, then Employee shall not be entitled to receive payment of any severance benefits. Employee shall be entitled to the following (collectively referred to as "Accrued

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Obligations"): (1) payment for all salary and unused vacation accrued as of the date of Employee's termination of employment, (2) payment of the balance of any incentive awards that have been earned but not yet paid for performance periods which have been completed, (3) any expense reimbursement due Employee and (4) other benefits, rights and entitlements, if any, in accordance with applicable plans, programs, agreements and arrangements of the Company, including, but not limited to, the Plan.

                        (ii) Involuntary Termination. If Employee's employment terminates due to Termination Without Cause, Change of Control or Constructive Termination (collectively, "Involuntary Termination"), Employee shall be entitled to:

                                (1)     In the event of Termination Without
Cause, severance payment equal to one (1) time Base Salary, such payment to be made ratably over the twelve (12) months following the date of such Involuntary Termination but in no event less frequently than semi-monthly in accordance with the Company's normal payroll practices for senior-level executives as in effect immediately prior to such termination, and a lump-sum payment equal to a pro rata portion of any Annual Bonus that the Executive would have been entitled to receive pursuant to Section 4(b) hereof in such year based upon the percentage of the calendar year that shall have elapsed through the date of Employee's termination of employment, payable within 30 days of the date of termination of employment.

                                (2)     In the event of Constructive Termination
or Change of Control, if such termination is within 2 years following a Change of Control or within 6 months preceding a Change of Control, but following the initiation of discussions by the Board or Company executives contemplating a Change of Control, the severance payment shall be equal to two (2) times Base Salary, such payment to be made ratably over the twenty-four (24) months following the date of such termination of employment but in no event less frequently than semi-monthly in accordance with the Company's normal payroll practices for senior-level executives as in effect immediately prior to such termination, and a lump-sum payment equal to a pro rata portion of any Annual Bonus that the Executive would have been entitled to receive pursuant to Section 4(b) hereof in such year based upon the percentage of the calendar year that shall have elapsed through the date of Employee's termination of employment, payable within 30 days of the date of termination of employment.

                                (3)     continued employee retirement and
welfare benefits (whether provided by insurance or otherwise) with the same coverage provided to Employee and his eligible dependents prior to the termination (e.g. medical, dental, optical, mental health, life and disability coverage) and in all other respects comparable to those in place immediately prior to the termination for Employee and his eligible dependents at the Company's cost over 12 or 24 months following the date of such Involuntary Termination determined in the same manner as the period of severance payment is determined in Sections 7(b)(ii)(1) and (2) above; provided that, to the extent the Company's plans, programs and arrangements do not permit such continuation of Employee's participation following his termination (including participation by dependants, if any, as noted above), the Company shall provide Employee, no less frequently than quarterly in advance, with an amount which, after taxes, is sufficient for him to purchase equivalent benefits;

                                (4)     in the event of Termination Without
Cause, any unvested stock options or shares of restricted stock held by Employee shall continue to vest through the end of the severance period according to the vesting schedule set forth in any agreement between Employee

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and the Company governing the issuance to Employee of such securities, however, in the event of termination due to Change of Control or Constructive Termination there shall be immediate vesting of any unvested stock options or shares of restricted stock held by Employee.

                        (iii) Termination for Cause. If Employee's employment is terminated for Cause in accordance with Section 9(a) below, then Employee shall have the same entitlements as provided in the event of a Voluntary Termination pursuant to Section 7(b)(i) hereof.

                        (iv) Termination by Reason of Disability or Death. In the event that Employee's employment with the Company terminates as a result of Employee's Disability (as defined below), or as a result of Employee's death, the Applicable Party (as defined below) shall be entitled to (1) in the case of Disability, Disability benefits in an annual amount equal to at least 60% of his Base Salary in the year of Termination, payable on the same schedule as his Base Salary, until the earlier of his death or 65th birthday (to be offset by any payments received from any other Company provided disability program), (2) a lump-sum payment equal to the pro-rata portion of Employee's Target Bonus in effect for the portion of the calendar year in which termination of employment occurs, payable within 30 days of the date of termination, (3) a lump sum payment equal to 6 months of Base Salary, in the case of Disability to be offset against Disability Benefits provided in (1) above, and (4) the immediate vesting of all stock options with the right to exercise any vested stock options pursuant to the Plan for a period of 12 months following termination of employment. For purposes of this Section 7(b)(iv), "Applicable Party" shall mean, in the event of Employee's Disability (as defined below), Employee (or his legal representative if any has been appointed) or, in the event of Employee's death, the beneficiary designated by Employee in writing to the Company (or if there is no such other beneficiary, Employee's estate).

                        (v) Coordination with the Plan. In the event Employee's employment is terminated for "Misconduct" as defined under the Plan, but such termination of employment does not constitute a Termination for Cause pursuant to Section 9(a) below, or Employee's employment is terminated by the Company for Disability as defined in the Plan, but such termination does not constitute a Termination for Disability pursuant to Section 9(c) below, then Employee's equity awards, including any outstanding stock options and restricted shares, shall be treated in accordance with Section 7(b)(ii)(4) above.

                        (vi) Unfair Competition. If Employee, directly or indirectly, shall at any time during the period in which Employee is receiving severance payments under Section 7(b)(ii)(1), violates any provision of this Agreement including but not limited to Section 5 or any other applicable law concerning trade secret protection, unfair competition, or intellectual property rights, the Company shall have the right to terminate immediately all continuing payments and benefits under the Agreement, beyond what he would have received had he been Terminated for Cause and what he has received prior to commencement of such activities. The term "directly competes" as set forth in this Section shall be limited to companies that derive at least 50% of their revenue from the sale of external defibrillators and accessories. Anything herein to the contrary notwithstanding, Employee shall not be prevented from (i) providing services to a subsidiary, division or affiliate of any business that directly competes with the Company provided such subsidiary, division or affiliate is not itself primarily engaged in the sale of external cardioverter defibrillators and accessories and Employee's duties and responsibilities do not involve the directly competing business, (ii) owning not more than two percent (2%) of any private or public entity or (iii) serving as a member of the board of directors of any entity on whose board Employee was serving prior to his termination of employment.

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        8.      Consequences of a Change of Control.

                (a) Upon a Change of Control, all amounts, entitlements or benefits in which Employee is not yet vested shall become fully vested including, without limitation, all equity awards (including any unvested stock options and restricted shares), with all vested options (including those vesting pursuant to this Section 8(a)) remaining exercisable for their original terms.

                (b) In the event that any payment or benefit made or provided to or for the benefit of Employee in connection with this Agreement or his employment with the Company or the termination thereof (a "Payment") is determined to be subject to any excise tax ("Excise Tax") imposed by Section 4999 of the Code (or any successor to such Section), the Company shall pay to Employee, prior to the time any Excise Tax is due in respect of such Payment (through withholding or otherwise), an additional amount which, after the imposition of all income, employment, excise and other taxes thereon, is equal to the sum of (i) the Excise Tax on such Payment plus (ii) any penalty and interest assessments associated with such Excise Tax. The amount and timing of any payment shall promptly be determined by an independent accounting firm selected by the Parties and paid for by the Company.

        9.      Definitions. For purposes of this Agreement,

                (a)     "Cause" shall mean:

                        (i) Employee's willful gross misconduct or willful gross neglect in performance of his duties hereunder resulting, in either case, in material economic harm to the Company;

                        (ii) Employee's willful refusal to comply in any material respect with the reasonable legal directives of the Board so long as such directives are (1) specified in a written Board resolution furnished to Employee, (2) are not inconsistent with Employee's position and duties, (3) such directives relate to matters within Employee's direct control and are achievable through his best reasonable efforts to perform to the best of his ability and experience, and (4) such refusal to comply is not remedied within fifteen (15) working days after written notice from the Company, which written notice shall state that failure to remedy such conduct may result in Termination for Cause;

                        (iii) Willfully dishonest or willfully fraudulent conduct related and materially adverse to the Company, a willful attempt to do a material injury to the Company, or conviction of a felony or other crime involving moral turpitude; or

                        (iv) Employee's willful material breach of this Agreement, including without limitation, Employee's theft or other misappropriation of the Company's proprietary information.

                (b) "Change of Control" shall mean the occurrence of any of the following events:

        Anything herein to the contrary notwithstanding, Employee shall not be terminated for "Cause," within the meaning of this Section, unless Employee has an opportunity to be heard before the full Board of the Company, and after such hearing, there is a unanimous vote of the Board

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to terminate Employee for Cause, provided that any employee of the Company that is a Board member shall not participate in said vote.

                        (i) any "person," as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, becomes a "beneficial owner," as such term is used in Rule 13d-3 promulgated under that act, of 25% or more of the Voting Stock of the Company;

                        (ii) the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the date of this Agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

                        (iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

                        (iv) all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company);

                        (v) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by Affiliates of such other company in exchange for stock of such other company); or

                        (vi) a "Corporate Transaction" as defined under the Plan.

                        For purposes of the Change of Control definition, (A) "the Company" shall include any entity that succeeds to all or substantially all of the business of the Company, (B) "Affiliate" of a person or other entity shall mean a person or other entity that directly controls, is controlled by, or is under common control with the person or other entity specified and (C) "Voting Stock" shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation or their equivalent in the event the business of the Company is conducted in a form other than a corporation.

                (c) "Constructive Termination" shall mean: (i) the occurrence of any of the following without Employee's prior written consent, provided that Employee first gives the Company written notice of such occurrence and allows the Company at least thirty (30) days to cure such occurrence, and if not so cured, Employee then notifies the Company that he is terminating his employment hereunder following such failure to cure: (1) a significant change or reduction in Employee's duties, positions or responsibilities causing such position to be of a stature that is materially inconsistent with duties, positions, and responsibilities customarily exercised by comparable level executives at similar companies; (2) the failure to elect or re-elect Employee to the positions of President, Chief Executive Officer and member of the Board or the removal of

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Employee from any such position, (3) a change in reporting structure so that
Employee reports to someone other than the Board, (4) a reduction in Employee's Base Salary, Target Bonus or other benefits other than a reduction implemented for economic reasons applicable to all management level employees, (5) relocation of the Company's headquarters office, or Employee's own principal office, to a location more than 30 miles from the Company's location or Employee's location, as the case may be, immediately prior to such relocation,
(6) any purported termination of Employee's employment by the Company that is not effected in accordance with this Agreement, (7) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by a successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction, (8) a breach by the Company of any material provision of this Agreement, or (ii) the occurrence of a Change of Control (without regard to whether Employee consented to such Change of Control or whether a successor assumes this Agreement pursuant to subclause (7) hereunder), provided that Employee notifies the Company that he is terminating his employment for Constructive Termination.

                (d) "Disability" shall mean that Employee has been unable to substantially perform his duties hereunder as the result of his incapacity due to physical or mental illness, even with reasonable accommodations as required by law, and such inability, which continues for at least 180 consecutive calendar days after its commencement, is determined to be total and permanent by an independent and impartial physician selected by the Company and its insurers and acceptable to Employee or to Employee's legal representative (with such agreement on acceptability not to be unreasonably withheld). In no event shall any termination of Employee's employment for Disability occur until the Party terminating his employment gives 30 days prior written notice to the other Party in accordance with Section 11(c).

                (e) "Plan" shall mean the Company's 1997 Stock Option/Stock Issuance Plan, as amended from time to time.

        10. Non-assignability. No rights or obligation of the Company under this Agreement may be assigned or transferred by the Company without Employee's prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the business and assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of any disposition of its business and assets described in the preceding sentence, it shall take whatever action it can in order to cause such assignee or transferee expressly to assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of Employee under this Agreement may be assigned or transferred by Employee, without the Company's prior written consent, other than his rights to compensation and benefits, which may be transferred only by will, operation of law or in accordance with the applicable plan; provided, however that Employee shall be entitled, to the extent permitted under applicable law or relevant plans, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following his death by giving the Company written notice thereof.

        Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agrees expressly to

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perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee's rights hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        11.     Miscellaneous Provisions.

                (a) No Duty to Mitigate; No Offset. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that Employee may receive from any other source and the Company's obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaims or other right that the Company may have against Employee for any reason.

                (b) Sole Agreement; Amendment; Waiver. This Agreement amends and restates the February Agreement. Except as expressly set forth herein, this Agreement contains the entire agreement between the Parties concerning the subject matter hereof and, except for the February Agreement, supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between the Parties with respect thereto. This Agreement may be amended only by a written document signed by Employee and a duly authorized officer of the Company. Any waiver by any person of any provision of this Agreement shall be effective only if in writing and signed by the person against whom enforcement of the waiver is sought. For any waiver or modification to be effective, it must specifically refer to this Agreement and to the terms or provisions being modified or waived. No waiver of any provision of this Agreement shall be effective as to any other provision of this Agreement except to the extent specifically provided in an effective written waiver. In the event of any inconsistency between the terms of this Agreement and the present or future terms of any other Company program, plan or policy, including, but not limited to, the Plan, the terms of this Agreement shall control to the extent more favorable to Employee.

                (c) Notices. Any notice, request or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered to the recipient or (ii) provided that a written acknowledgement of receipt is obtained, three days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address specified below (or such other address as the recipient shall have specified by ten (10) days' advance written notice given in accordance with this Section 11(c). Such communication should be addressed to Employee at his principal residence and to the Company at its corporate headquarters.

                (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

                (e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the

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Agreement shall be interpreted as if such provision were so excluded and (iii)
the balance of the Agreement shall be enforceable in accordance with its terms.

                (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                (g) Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement, any other agreement or arrangement between Employee and the Company, Employee's employment with the Company, or the termination thereof (collectively, "Covered Claims") shall be resolved by binding arbitration, to be held in the City of Irvine, California, in accordance with the Commercial Arbitration Rules (and not the National Rules for the Resolution of Employment Disputes) of the American Arbitration Association and this Section 10(g). Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Employee (and his beneficiaries) shall recover any and all costs and expenses (including without limitation attorneys' fees and other charges of counsel) incurred by Employee (or any of his beneficiaries) in resolving any such Covered Claim if Employee (or any of his beneficiaries) is the prevailing party; otherwise, the parties shall bear their own costs and attorneys' fees Pending the resolution of any Covered Claim, Employee (and his beneficiaries) shall continue to receive all payments and benefits due under this Agreement or otherwise.

                (h) Survivorship. Except as otherwise expressly set forth in this Agreement, upon the expiration of the Term of this Agreement, the respective rights and obligations of the Parties shall survive such expiration to the extent necessary to carry out the intentions of the Parties as embodied in the rights (such as vested rights) and obligations of the Parties under this Agreement.

                (i) Headings. The headings of the clauses of this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

                (j) Non Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee's continuing or future participation in, or entitlements under, any benefit, bonus, incentive or other plan or program of the Company or any of its subsidiaries or affiliates and for which Employee may qualify, nor shall anything herein limit or reduce such rights as Employee may have under any other agreement with the Company or its subsidiaries or affiliates.

                (k) Representation of the Company. The Company represents and warrants that (i) all corporate action required to be taken by the Company to fully authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, any action required to be taken by the Board, any committee of the Board or any other person or body to interpret or otherwise act with respect to any company plan, program, policy, arrangement or agreement) has been duly and effectively taken, (ii) the officer signing this Agreement on behalf of the Company is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound and (iv) upon execution and delivery of this agreement by the Parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally. The Company

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

also represents that by approving this Agreement, the Plan Administrator of the Plan has exercised its discretion pursuant to Article Two of the Plan to approve the vesting and exercisability of options not vested on the date of termination of Employee's employment or, if sooner, the occurrence of a Change in Control and to approve any extension of time to exercise options upon any such termination or occurrence.

        12.     Indemnification and Liability Insurance

                (a) The Company agrees that, if Employee is made a party to, is threatened to be made a party to, receives any legal process in, or receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he was a director, officer, employee, consultant or agent of the Company, or was serving at the request of, or on behalf of, the Company as a director, officer, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Employee's alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent of the Company or other entity, Employee shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company's Certificate of Incorporation and By-Laws or, if greater, by the laws of the State of Delaware, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees reasonably incurred, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and any reasonable cost and fees incurred in enforcing his rights to indemnification or contribution) incurred or suffered by Employee in connection therewith, and such indemnification shall continue as to Employee even though he has ceased to be a director, officer, member, employee, consultant or agent of the Company or other entity and shall inure to the benefit of Employee's heirs, executors and administrators. The Company shall reimburse Employee for all costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by him in connection with any Proceeding within 20 business days after receipt by the Company of a written request for such reimbursement and appropriate documentation associated with these expenses. Such request shall include an undertaking by Employee to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses; provided that the amount of such obligation to repay shall be limited to the after-tax amount of any such advance except to the extent Employee is able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction for repayment.

                (b) Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Employee under Section 12(a) above that indemnification of Employee is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that Employee has not met such applicable standard of conduct, shall create a presumption in any judicial proceeding that Employee has not met the applicable standard of conduct.

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

                (c) The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering Employee at a level, and on terms and conditions, no less favorable to him than the coverage the Company provides other similarly situated employees and directors until such time as suits against Employee are no longer permitted by law.

                (d) Nothing in this Section 12 shall be construed as reducing or waiving any right to indemnification, or advancement of expenses, Employee would otherwise have under the Company's Certificate of Incorporation, by-laws or under the laws of the State of Delaware.

                            [Signatures on Next Page]

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        The Parties have executed this Agreement as of the date first written above.

                                "Company"

                                CARDIAC SCIENCE, INC.

                                ------------------------------------------------
                                Brian Dovey, Chairman, Compensation Committee of the Company's Board of Directors

                                16931 Millikan Avenue
                                Irvine, California  92806


                                "Employee"


                                ------------------------------------------------
                                Raymond W. Cohen

                                16931 Millikan Avenue
                                Irvine, California  92806

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